Exhibit 99.1


         Progenics Reports Positive Results from Phase 1 Clinical Trial of PRO 140, a Novel Monoclonal Antibody That Blocks HIV Entry;
                 Single Dose Coats Immune Cells for Two Months,
                       Potential Long-Acting HIV Therapy


    NEW YORK--(BUSINESS WIRE)--Sept. 9, 2005--

   Company Receives $10.1 Million NIH Grant for PRO 140 Development

    Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced positive phase 1 clinical findings regarding its investigational drug, PRO 140, a novel HIV entry inhibitor. PRO 140 is a humanized monoclonal antibody against CCR5 that is designed to protect healthy immune system cells from infection by the human immunodeficiency virus
(HIV), the causative agent of AIDS. Dose-dependent binding of PRO 140 to CCR5-expressing cells was reported in the clinical trial, with the highest PRO 140 concentration tested significantly coating CCR5 cells for at least 60 days. The CCR5 co-receptor is a key portal of entry used by HIV to infect immune system cells; therefore, blocking this molecular doorway represents an important therapeutic target. The announcement of these findings is scheduled to be made this morning by Paul J. Maddon, M.D., Ph.D., Progenics' founder, Chief Executive Officer, and Chief Science Officer at the BioCentury: NewsMakers in the Biotech Industry Conference in New York City.
    "Coating of CCR5 cells with PRO 140 has been shown in prior laboratory studies to block HIV infection, and the clinical data reported today support our commitment to develop PRO 140 as a new, potentially long-acting therapy for HIV infection," said Dr. Maddon, one of the scientists who in 1996 discovered the role of CCR5 in HIV infection. "Most currently available HIV drugs slow the rate of viral replication, but they act only after HIV has infected healthy cells. Viral-entry inhibitors like PRO 140 are designed to protect cells before HIV infection occurs."

    NIH awards Progenics $10.1 million for PRO 140 research and clinical testing

    The Company also announced that it was awarded a $10.1 million grant from the National Institute of Allergy and Infectious Diseases for the development of PRO 140. Over the next three-and-one-half years, Progenics will work with Weill Medical College of Cornell University, Beth Israel Medical Center and Monogram Biosciences, Inc. (formerly ViroLogic, Inc.) on the project.

    In man, PRO 140 was well tolerated, long lasting

    The PRO 140 phase 1 clinical trial was the first to examine the effects of this humanized monoclonal antibody in humans. The double-blind, randomized, placebo-controlled, dose-escalation study enrolled four groups of five normal subjects, each treated with single doses of PRO 140 (4 subjects) or placebo (1 subject) given by intravenous infusion at doses of 0.1, 0.5, 2.0 and 5.0 mg/kg. All volunteers received a full dose of study drug and have completed the scheduled 60-day follow-up.
    PRO 140 was generally well tolerated at all dose levels with no clinically meaningful drug-related side effects reported. Blood tests examined binding of PRO 140 to CCR5 expressed on the surface of lymphocytes, the targets of HIV infection. Dose-dependent binding of PRO 140 to CCR5 cells was reported, with the 5.0 mg/kg dose of PRO 140 significantly masking CCR5 throughout the scheduled 60-day follow-up period. As a result, the trial has been extended to allow for continued monitoring of these subjects. Although coated with PRO 140, CCR5 cells remained circulating in the blood at normal concentrations.
    "Recent studies have demonstrated that blocking access to CCR5 significantly reduces HIV viral replication in man, and therefore these findings bode well for the potential therapeutic effects of PRO 140," said Jeffrey M. Jacobson, M.D., Assistant Chief and Program Director, Infectious Diseases, Beth Israel Medical Center, and Professor of Medicine, Albert Einstein College of Medicine, New York City. "All currently available HIV drugs are given at least once per day. The duration of CCR5 coating by PRO 140 suggests the possibility of infrequent dosing, measured in months. Such schedules would be attractive to many patients."

    PRO 140 active against HIV strains resistant to small-molecule CCR5 inhibitors in vitro

    Progenics also announced that, in laboratory studies, PRO 140 was active against HIV strains that have acquired resistance to small-molecule CCR5 inhibitors. Humanized or murine forms of PRO 140 were tested for activity against viruses selected for resistance to small-molecule CCR5 inhibitors in vitro. Viruses were cultured in the presence of small-molecule CCR5 inhibitors until drug-resistant isolates emerged. Although completely insensitive to the small-molecule CCR5 inhibitors, the viruses continued to require CCR5 for infection and were efficiently inhibited by PRO 140. The viruses acquired mutations that enabled them to use CCR5 in the presence of the small-molecule inhibitors, but these mutations did not affect viral susceptibility to PRO 140. The study findings were recently published in leading peer-reviewed scientific journals (Journal of Virology, volume 78, issue 6 and Virology, volume 338, issue 1).
    "Our clinical and laboratory findings further distinguish PRO 140 from small-molecule CCR5 inhibitors and other HIV drugs," said William
C. Olson, Ph.D., Progenics' Vice President of Research & Development and principal investigator of the NIH grant. "Although they bind the same receptor, PRO 140 and small-molecule CCR5 inhibitors represent distinct classes of CCR5 drugs based on their complementary patterns of viral resistance and synergistic antiviral activity, which we previously reported. In addition, as a monoclonal antibody, PRO 140 is expected to be free of the significant drug-drug and food interactions that are associated with current HIV therapies. We look forward to initiating a study of PRO 140 in HIV-infected patients later this year."

    Progenics to focus HIV therapy efforts on PRO 140

    "In the HIV therapeutic area, we are concentrating our resources on PRO 140, in light of the positive data from this phase 1 study, and we will ramp down our development efforts on PRO 542, our other HIV product candidate," explained Dr. Maddon. "However, a combination of HIV therapies may have synergistic benefits; therefore, we plan to maintain our interest in PRO 542, so that we will be able to revive the program in the future should circumstances warrant."

    PRO 140 background

    PRO 140 is a humanized monoclonal antibody that binds to CCR5 receptors on immune system cells. Laboratory tests indicate that this binding or coating may shield these cells from HIV infection. PRO 140 is highly specific in targeting a site on CCR5 that is utilized by HIV without interfering with the normal function of this receptor. PRO 140 inhibits viral entry into healthy immune system cells via a novel mechanism of action and therefore has the potential to be broadly active against viruses that have acquired resistance to existing antiretroviral therapies.
    CCR5 is a chemokine receptor expressed on the surface of immune system cells that plays a key role in the inflammatory response. In 1996, Progenics scientists and their collaborators discovered that HIV uses CCR5 as a principal co-receptor to gain entry into and infect the host cell. In order to reproduce, HIV must enter a cell and incorporate its genetic material into the cell's chromosomes, thereby commandeering the host into producing numerous copies of the virus. These new viruses are then released into the bloodstream and infect other cells. The Company believes that viral-entry inhibitors like PRO 140 stem this cycle of infection and reproduction by blocking virus before it enters a healthy cell, whereas conventional antiretroviral agents inhibit viral reproduction only after the virus infects the host cell.
    In laboratory studies, PRO 140 exhibited potent, broad-spectrum antiviral activity against more than 40 genetically diverse HIV strains isolated directly from infected individuals. Additional studies demonstrated that HIV failed to develop resistance to PRO 140 despite 40 weeks of continued exposure to the agent in vitro. This period is considerably longer than that required for HIV to develop resistance to other classes of antiviral agents in similar laboratory studies. In other preclinical experiments, multiple doses of PRO 140 reduced, and then maintained, viral loads at undetectable levels for the duration of therapy in a well-recognized animal model of HIV infection, without the emergence of viral resistance. Sustaining undetectably low levels of virus in the blood is a primary goal of HIV therapy. PRO 140 was also shown in preclinical studies to be effective at protecting both primary T-cells and macrophages, immune system cells that serve as the major targets for HIV infection.

    Methylnaltrexone update

    The Company also updated progress in the development of its methylnaltrexone (MNTX) drug treatment platform. As of September 8, 2005, we have completed enrollment of 119 patients of the 130 called for in the MNTX 302 phase 3 clinical trial for opioid-induced constipation in patients with advanced medical illness (AMI). Our enrollment rate for patients in this trial continues to be approximately 11 per month. In order to support longer-term use of MNTX in the AMI population and enhance the drug's commercial potential, the Company plans to include in the NDA additional data from the ongoing three-month extension portion of the MNTX 302 study. As a result, we now expect to submit this NDA in the second quarter of 2006.

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company's principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV co-receptor CCR5. In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of September 9, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercial costs, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com


    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com